                                                                    Exhibit 99.1

                   VENTURE SEISMIC ANNOUNCES LETTER OF INTENT
                     FOR MARINE SEISMIC COMPANY ACQUISITION

                          (ALL AMOUNTS IN U.S. DOLLARS)

CALGARY, ALBERTA, DECEMBER 2, 1997 - VENTURE SEISMIC LTD. (NASDAQ: VSEIF, VSEWF) today announced it has entered into a letter of intent to acquire 100% of the outstanding capital stock of Continental Holdings Ltd. ("Continental"), for consideration in cash and stock of Venture Seismic Ltd. ("Venture"), with a value in aggregate of approximately $14,525,000. The letter of intent also includes provision for employment agreements with the existing management of Continental.

Continental Holdings Ltd. ("Continental") is a privately held marine seismic data acquisition company, based in Calgary, which currently operates one marine seismic vessel capable of performing 2D or 3D seismic surveys. Continental has completed seismic surveys in the Persian Gulf, the North Sea, the Falkland Islands area, the Mediterranean and off the coasts of West Africa and Norway. According to financial information supplied by Continental, audited revenue for the year ended December 31, 1996 was $8.6 million and net income, adjusted for normalized owner/management compensation, was approximately $600,000; and for the nine months ended September 30, 1997 Continental has recognized unaudited revenues of approximately $7.1 million and unaudited net income of approximately $1.6 million.

Brian Kozun, President & CEO of Venture stated "The Continental transaction reflects Venture's strategy of diversifying and expanding its revenue base through the acquisition of companies in related business segments. Continental has extensive experience in marine seismic data acquisition and the acquisition provides us with an experienced management team which will focus on expanding its existing customer base through the possible addition of a second marine seismic vessel in the summer of 1998."

The Continental acquisition is subject to a number of conditions, any of which may not occur, including execution of a definitive purchase and sale agreement, receipt of requisite shareholder, regulatory and/or third party approvals and completion of due diligence. The Companies anticipates entering into definitive agreements upon receipt of the requisite approvals and completion of due diligence.

VENTURE SEISMIC LTD. is traded on the Nasdaq National Market and is engaged primarily in the acquisition of land and water-based seismic data for use in the exploration for and development and field management of oil and gas reserves. The Company utilizes both traditional two-dimensional ("2D") and more technologically advanced three-dimensional ("3D") seismic data technology to acquire data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations.

This news release may contain certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Venture's SEC filings under "Risk Factors" and elsewhere. Actual results could differ from those anticipated due to a number of factors including the capital intensive nature of the Company's business, its need for additional funds for operations and debt service requirements, seasonal fluctuations in operating results, dependence upon principal customers, activity in the oil and gas industry, risks associated with international operations and regulatory, competitive and contractual risks.

FOR FURTHER INFORMATION CONTACT:
                                    Mr. Greg Wiebe
                                    Chief Financial Officer
                                    Venture Seismic Ltd.
                                    (403) 777-9070